UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 4, 2008 (February 27, 2008)
NOVELLUS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)
4000 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-9700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.02.(c)
Effective February 27, 2008, the board of directors of Novellus Systems, Inc. (the “Company”) appointed Jeffrey C. Benzing, age 52, to discharge the duties of Principal Financial Officer of the Company.
Mr. Benzing is currently the Executive Vice President and Chief Administrative Officer of the Company, a position he has held since December 2007. Since joining the Company in November 1988 as Director of Special Projects, Mr. Benzing has held a number of positions, including Executive Vice President and Chief Business Officer from March 2004 through December 2007, Executive Vice President of the Depositions Business Group from January 2002 through February 2004; Executive Vice President, Systems Development, Engineering and Manufacturing Operations from July 1999 through December 2001; and Vice President in charge of Product Development from July 1992 through June 1999. From 1984 to 1988, Mr. Benzing was Vice President of Engineering of Benzing Technologies, a company that he co-founded. From 1979 to 1984, Mr. Benzing served in various positions at Hewlett Packard Company, an information technology company. Mr. Benzing holds a Bachelor of Science degree from the University of California, Berkeley and a Master of Science degree from Stanford University, both in mechanical engineering.
The Company employs Mr. Benzing’s spouse, Victoria Shannon Benzing, as a patent executive. Mrs. Benzing has been employed by the Company since 1995. As of and for the year ended December 31, 2007, Mrs. Benzing received compensation of approximately $277,637 and the intrinsic value of her unexercised stock options was $150,563. The compensation paid to Mrs. Benzing is commensurate with her peers’.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.
By:	/s/ Martin J. Collins
Martin J. Collins,
Senior Vice President and General Counsel

Date: March 4, 2008